Exhibit 99.1

FOR IMMEDIATE RELEASE
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                 BSD MEDICAL ANNOUNCES COMPLETION OF 340 PATIENT
                                  CANCER STUDY

SALT LAKE CITY, December 6, 2006--BSD Medical Corp. (AMEX:BSM) today announced the conclusion of a Phase III clinical study involving 340 high-risk soft tissue sarcoma patients that evaluates the results of treatments delivered by the company's BSD-2000 cancer therapy systems. The purpose of this multi-center, randomized, international clinical study was to compare the results for patients who received a combination of chemotherapy and hyperthermia therapy (through BSD-2000 systems) to those who received chemotherapy alone.

The study has been conducted under the direction of the European Society of Hyperthermic Oncology (ESHO RHT-95) and the European Organization for Research and Treatment of Cancer (EORTC 62961). Rolf Issels, MD PhD of the Munich University Medical School in Germany is the principal investigator. Duke University Medical Center has been a participant as one of the research centers in this international clinical trial, which is listed on the National Cancer Institute's website at http://www.cancer.gov/clinicaltrials/EORTC-62961 under the NCI number NCT00003052.

Soft tissue sarcomas are cancerous tumors located in muscle, fat or lymphatic tissue mostly situated in the lower pelvis and/or the upper part of the extremities. This form of cancer affects both adults and children, and represents a formidable therapeutic challenge. Normally 50% of patients with high-grade sarcoma tumors die from the cancer. This high-risk soft tissue sarcoma trial has consequently been followed with interest by the medical community.

The BSD-2000 was used in this clinical trial because of its ability to deliver precision-focused deep hyperthermia therapy. An article in the September 2006 issue of CANCER (see vol. 107, Issue 6, pp. 1373-1382), the official journal of the American Cancer Society, also evaluated BSD Medical's BSD-2000/3D/MR for its application in monitoring regional hyperthermia treatments in patients with soft tissue sarcomas of the lower extremities and pelvis. The BSD-2000/3D/MR has the desirable capability of imaging treatments in progress through magnetic resonance imaging (MRI) by means of a process called "thermography." The report concluded that "Noninvasive MR thermography of soft tissue sarcoma was feasible and suitable for validating the quality of heating during RHT (Regional Hyperthermia)." The report cited is copyrighted by the American Cancer Society.

This multi-center, randomized, Phase III trial was concluded December 4, 2006. The results of the trial will be reported when they are released.

BSD Medical is the leading developer of precision-guided RF and microwave systems used to treat cancer with heat both to kill cancer cells directly and boost the effectiveness of companion treatments with radiation. Research such as the current study involving high-risk soft tissue sarcomas is also being conducted on the use of hyperthermia therapy in combination with chemotherapy, or with combined radiation and chemotherapy. For its advanced design the BSD-2000, including its high-featured version, the BSD-2000/3D/MR, BSD Medical received the 2005 Technology Innovation of the Year Award for cancer therapy devices from Frost and Sullivan. For further information visit BSD Medical's website at www.BSDMedical.com.

Statements contained in this press release that are not historical facts are forward-looking statements, as that item is defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements and projections or expectations of future events, including the success of results from clinical trials mentioned involving the Company's cancer therapy systems, are subject to risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission.
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